Exhibit 99.1

Crystal River Capital, Inc.
Three World Financial Center
200 Vesey Street, 10th Floor
New York, New York 10281-1010

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 1, 2007

CRYSTAL RIVER COMMENTS ON MARKET ENVIRONMENT

NEW YORK, NY—August 1, 2007— In response to market sentiment in the mortgage sector, Crystal River Capital, Inc. ("Crystal River" or the "Company")(NYSE: CRZ) issued the following media statement:

The widening of credit spreads and general market uncertainty is clearly impacting the valuation of the types of securities in which Crystal River invests. This price volatility is increased in periods of time where credit is constrained, and affects the amount and the cost of the secured borrowings that the Company employs in the normal course of its business. The Company, along with the rest of the industry, has received margin reductions on borrowings. Crystal River has dealt with all of these issues by posting previously unencumbered assets and cash as additional collateral, without the sale of assets at prices that do not reflect the Company's view of their value.

Crystal River has an undrawn corporate facility of $100 million, and as of June 30, 2007 had over $200 million of unencumbered assets, all of which could provide further liquidity should it be necessary.

Crystal River management is confident, that given current market conditions, it has sufficient assets that could be financed on normal market terms through various financing arrangements to ensure it can conduct its business.

In recognizing the realities that the current difficult market conditions bring, Clifford Lai, Crystal River's President and Chief Executive Officer, explained that "should the current market environment persist, with less leverage available and at a higher cost, we would expect to encounter challenges with respect to earnings growth." Mr. Lai pointed out, however, that "higher yielding asset opportunities are becoming increasingly available in the market. We believe that we should be able to find opportunities in this environment."

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "should," "believe," "expect," "would," or similar terms or variations on those terms or the negative of those terms. Although we believe that the expectations contained in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of mortgage-backed securities and other targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, changes in business conditions and the general economy, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release any update or supplement to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Crystal River Capital, Inc. (NYSE: CRZ) is a specialty finance REIT. The Company invests in real estate related securities, such as commercial and residential mortgage-backed securities, commercial real estate, real estate loans and instruments, and other alternative asset classes. The Company focuses on opportunities across the entire real estate investment spectrum that are consistent with its goals of generating high current income and long-term capital appreciation. Crystal River is externally managed and advised by subsidiaries of Brookfield Asset Management Inc.

Contacts:
Crystal River Capital, Inc.
Marion Hayes - Investor Relations
(212) 549-8413
Email: mhayes@crystalriverreit.com (FAX)
Website: www.crystalriverreit.com
(CRZ-G)